Exhibit 4.2

UCLOUDLINK GROUP INC.

优克联集团

Number	Class A Ordinary Shares

Incorporated under the laws of the Cayman Islands

Share capital is US$100,000 divided into

2,000,000,000 shares of a par value of US$0.00005 each, comprising of

(i) 1,700,000,000 Class A Ordinary Shares of a par value of US$0.00005 each,

(ii) 200,000,000 Class B Ordinary Shares of a par value of US$0.00005 each, and

(iii) 100,000,000 shares of a par value of US$0.00005 each of such class or classes (however designated)

THIS IS TO CERTIFY THAT	is the registered holder of

Class A Ordinary Shares in the above-named Company subject to the

Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the              day of                  2020 by:

DIRECTOR